Exhibit 99.1

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue

Suite 2770

Dallas, Texas 75201

______

TRUSTEES: MAURICE MEYER III JOHN R. NORRIS III DAVID E. BARRY	Telephone (214) 969-5530	OFFICERS: TYLER GLOVER ROBERT J. PACKER

Texas Pacific Land Trust Announces Second Quarter 2017 Financial Results

DALLAS, TX (July 31, 2017) – Texas Pacific Land Trust (NYSE: TPL) today announced financial results for the second quarter of fiscal 2017, which ended June 30, 2017.

Results for second quarter 2017:

●	Net Income of $16.7 million, or $2.12 per sub-share, for second quarter 2017, compared with $10.1 million, or $1.26 per sub-share, for second quarter 2016.

●	Revenues of $27.4 million for second quarter 2017, compared with $16.2 million for second quarter 2016.

●	Increases of 87.6% in oil and gas royalty revenue and 53.5% in easements and sundry income for second quarter 2017, compared with second quarter 2016.

Results for six months ended June 30, 2017:

●	Net Income of $31.6 million, or $4.00 per sub-share, for the first six months of 2017, compared with $17.4 million, or $2.16 per sub-share, for the first six months of 2016.

●	Revenues of $51.6 million for the first six months of 2017, compared with $28.1 million for the first six months of 2016.

●	Increases of 93.0% in oil and gas royalty revenue and 77.0% in easements and sundry income for the first six months of 2017, compared with the first six months of 2016.

Further Details for second quarter 2017:

Easements and sundry income was $14,120,696 for the second quarter of 2017, an increase of 53.5% compared with the second quarter of 2016 when easements and sundry income was $9,198,970. This increase resulted primarily from an increase in pipeline easement income and water sales, and to a lesser extent, material sales (caliche). Pipeline easement income increased 22.7% to $7,827,726 (before deferral of term easements) and water sales increased 200.4% to $6,838,747 for the second quarter of 2017 compared to the second quarter of 2016.

Oil and gas royalty revenue was $12,882,976 for the second quarter of 2017, compared with $6,866,702 for the second quarter of 2016, an increase of 87.6%. Crude oil and gas production subject to the Trust’s royalty interests increased 29.1% and 61.2% respectively in the second quarter of 2017 compared to the second quarter of 2016. In addition, the prices received for crude oil and gas production increased 29.3% and 67.8% respectively in the second quarter of 2017 compared to the second quarter of 2016.

Further Details for six months ended June 30, 2017:

Easements and sundry income was $27,032,474 for the first six months of 2017, an increase of 77.0% compared with the first six months of 2016 when easements and sundry income was $15,269,943. This increase resulted primarily from an increase in pipeline easement income and water sales, and to a lesser extent, material sales (caliche). Pipeline easement income increased 99.5% to $18,951,057 (before deferral of term easements) and water sales increased 218.5% to $11,666,316 for the first six months of 2017 compared to the first six months of 2016.

Oil and gas royalty revenue was $24,075,738 for the first six months of 2017, compared with $12,477,453 for the first six months of 2016, an increase of 93.0%. Crude oil and gas production subject to the Trust’s royalty interests increased 29.9% and 49.4% respectively in the first six months of 2017 compared with the first six months of 2016. In addition, the prices received for crude oil and gas production increased 40.8% and 50.6% respectively in the first six months of 2017 compared to the first six months of 2016.

Texas Pacific Land Trust is not a REIT.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust's future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competitions, management's intent, beliefs or current expectations with respect to the Trust's future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.

TEXAS PACIFIC LAND TRUST

REPORT OF OPERATIONS - UNAUDITED

	Three Months Ended
	June 30, 2017	June 30, 2016

Oil and gas royalties	$12,882,976	$6,866,702

Land sales	220,400	--

Easements and sundry income*	14,120,696	9,198,970

Other income	134,047	130,438

Total income	$27,358,119	$16,196,110

Provision for income tax	$8,029,997	$4,980,353

Net income	$16,711,452	$10,123,117

Net income per sub-share	$2.12	$1.26

Average sub-shares outstanding during period	7,882,184	8,048,500

	Six Months Ended
	June 30, 2017	June 30, 2016

Oil and gas royalties	$24,075,738	$12,477,453

Land sales	220,400	86,000

Easements and sundry income*	27,032,474	15,269,943

Other income	267,769	260,817

Total income	$51,596,381	$28,094,213

Provision for income tax	$15,258,134	$8,502,716

Net income	$31,596,874	$17,403,168

Net income per sub-share	$4.00	$2.16

Average sub-shares outstanding during period	7,894,542	8,064,759

* The Trust deferred $5,936,543 of easement income for the second quarter of 2017 and $2,485,911 of easement income for the second quarter of 2016 due to the transition to term easements. For the six months ending June 30, 2017 and June 30, 2016, the Trust deferred easement income of $12,743,433 and $2,485,911 respectively due to the transition to term easements.